Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-170656 and 333-181771) of Foundation Healthcare, Inc. of our report dated March 31, 2014, with respect to the consolidated financial statements of Foundation Healthcare, Inc. as of and for the years ended December 31, 2013 and 2012, which appears in this Form 10-K.

/s/ Hein & Associates LLP

Denver, Colorado

March 31, 2014